Dear IMAP client:

As a follow up to information we sent you in late April about the exciting new joint venture between CUNA Mutual and Madison Investment Advisors (MIA), we are providing additional information about MIA to support your due diligence process and files.

The attached document includes more information about our new joint venture, Madison Asset Management (MAM). It also includes composite performance data from MIA, a schematic that describes the joint venture structure, and a copy of MIA’s Disclosure Brochure, which is submitted to the Securities and Exchange Commission and provides more detail on the firm.

We believe MAM further strengthens our investment management capabilities and provides additional benefits to our relationship with you:

•	MIA is a respected 35-year investment firm with a solid performance record that will provide additional oversight and investment management support for clients.

•	MIA has a strong sensitivity to risk with their “Participate and Protect” philosophy which forms the basis for investment strategies designed to participate in rising markets, and protect against the downside.

•	The portfolio managers and supporting staff who currently manage and service your account will continue to do so as employees of the combined firm, working closely with the analysts and portfolio managers of Madison Investment Advisors. They will manage your account using the same investment approach and in-force Investment Policy Statement currently utilized.

On behalf of both CUNA Mutual and Madison Investment Advisors, we look forward to continuing our relationship with you through the new joint venture.

If you have any questions, please feel free to call your Executive Benefits Specialist, Mike Schlageter, MIA’s Managing Director, or me at the contact information below.

Sincerely,

Bob Lindner	Mike Schlageter
Director, Managed Accounts	Managing Director
CUNA Mutual Group	Madison Investment Advisors
[email]	[email]
[phone number]	[phone number]